Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@caesars.com	stewartr@caesars.com

Caesars raises guidance for first quarter of 2004

Las Vegas, March 10, 2004 – Caesars Entertainment, Inc. (NYSE: CZR) today raised its earnings guidance for the first quarter of 2004.

Based on results for the quarter through March 7, the company now expects that adjusted earnings per fully diluted share (EPS) for the first quarter, which ends March 31, will be within a range of $0.17 to $0.19. In a press release issued January 29, the company had estimated first quarter adjusted earnings at $0.11 to $0.13 per fully diluted share.

Earnings per fully diluted share is a GAAP financial measure. Adjusted earnings per fully diluted share is a non-GAAP financial measure that is defined below under the heading, “Statement about financial measures.”

The company attributed the increase in estimated adjusted earnings per fully diluted share for the first quarter of 2004 to better-than-expected results in all three of its domestic regions. The principal factors driving these results are:

•                  Higher than expected room revenue in Las Vegas, due mainly to higher room rates.

•                  Higher than expected table win in all three regions, due to higher volumes and meaningfully higher hold percentages.

•                  Slightly higher than expected international results.

The company will provide a detailed analysis of first quarter performance when it releases its first quarter financial results on April 22. In addition, the company will update guidance for the full year at that time.

The company’s revised guidance is based on the current regulatory, tax, competitive, economic and international political environment and reflects current expectations of Caesars properties’ performance for the balance of the first quarter 2004.

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3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

Changes in any of these factors as well as other factors that may or may not be currently known to management may affect this guidance. The company will revise its guidance if and when it becomes aware of events or circumstances that make it significantly unlikely that current guidance will be achieved.

Statement about financial measures

Adjusted earnings per fully diluted share is a non-GAAP financial measure. This measure excludes the discontinued operations of the Las Vegas Hilton, which the company has agreed to sell, as well as certain items normally included in operating expenses. In the past, examples of items that have not been included in adjusted earnings per fully diluted share are pre-opening expenses, asset impairments and write-downs, investment gains and losses and contract and litigation settlements. Including such items may cause GAAP financial measures to vary meaningfully from adjusted earnings per fully diluted share.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.5 billion in annual net revenue, 29 properties on four continents, 29,000 hotel rooms, two million square feet of casino space and 54,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com ..

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include the earnings guidance provided herein, projections of revenues, including gaming wins, projected hold percentages, expectations of future financial performance, expectations of future economic performance by our properties, statements of belief, and/or statements regarding anticipated results. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the company’s annual report on Form 10-K for the year ended December 31, 2002. The reports may be viewed free of charge at the following website: www.sec.gov. The company also will provide these reports free of charge upon written request. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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